Exhibit 10(iii)

NON-SOLICITATION AND

CONFIDENTIALITY AGREEMENT

In consideration of my employment and/or continued employment with the Company (as defined below), the Confidential Information to which the Company will afford me access, all payments to me (including all compensation and compensation increases provided to me), all benefits provided to me in connection with my promotion to officer (if I have been notified that I will be formally recommended for a promotion to officer), and the training that the Company will provide to me, as well as other good and valuable consideration, the sufficiency of which I hereby acknowledge, I agree as follows:

A.	Confidential Information:

1.	I agree and acknowledge: (a) that in the course of and as a consequence of my employment with the Company and because of the nature of my responsibilities I will have access to and will be entrusted with Confidential Information (as defined below) concerning the Company’s business; (b) that I will occupy a position of trust and confidence with respect to such Confidential Information; (c) that the Company entrusts me with Confidential Information in reliance on a confidential relationship arising out of my employment with the Company and my execution of this Agreement; and (d) that such Confidential Information that I may acquire or to which I may have access is of great value to the Company.

2.	I will not, during my employment or thereafter, remove or transfer physically, electronically or in any other way any Confidential Information (or any copy thereof) from premises or property owned, used or leased by the Company, except: (a) as is required in the course of my duties for the Company and as is necessary for me to perform my duties; or (b) if I have received advance written consent from an authorized Executive Vice President of the Company. Upon any termination of my employment, all documents and electronic files containing Confidential Information (including all copies) and all Company property will be turned over immediately to my manager or other designee at the Company, and I shall retain no copies thereof.

3.	I agree that, during the course of my employment with the Company and after I cease to be employed by the Company for any reason, I will not, directly or indirectly, for my own or another’s benefit, use, make known or divulge any Confidential Information, except: (a) as is required in the course of my duties for the Company and as is necessary for me to perform my duties; or (b) if I have received advance written consent from an authorized Executive Vice President of the Company.

B.	Competitive Restrictions:

1.	I agree that, during my employment with the Company, I will not directly or indirectly, nor will I assist anyone else to, engage in any activity that is competitive with the Company or any of its subsidiaries or affiliates.

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2.	I agree that, during my employment with the Company and for a period of twelve (12) months after I cease to be employed by the Company for any reason, I will not, directly or indirectly, except as authorized by the Company in the course of my duties for the Company: (a) provide, or directly assist in the provision of, any Competitive Services or Products to any Client or Prospective Client (as defined below); (b) Solicit, or directly assist in the Solicitation of, any Client or Prospective Client; or (c) solicit, encourage, advise, induce or cause any Restricted Person (as defined below) to terminate his or her employment or engagement with the Company, nor provide any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any Restricted Person.

3.	I acknowledge that my duties for the Company are not confined to any specific geographic area. Rather, my duties pertain to particular clients, and the identities and locations of these particular clients may change from time to time. I therefore agree that the restrictions in this Agreement attach to my conduct in any country where the Company has carried out business in which I have been materially involved or concerned and with respect to Clients and Prospective Clients wherever they may be located during the twelve (12) month period after I cease to be employed by the Company.

4.	Nothing in this Agreement shall prohibit my Solicitation of or my providing Competitive Services or Products to any Client or Prospective Client with whom I can demonstrate that I had a business relationship prior to the start of my employment with the Company, provided that no Confidential Information is used, directly or indirectly, in connection with that Solicitation or provision of Competitive Services or Products.

5.	If my employment with the Company lasts for less than twelve (12) months, the time period of the competitive restrictions provided for in this section shall be reduced to be equal to the number of months that I was employed by the Company.

6.	Nothing in this Agreement is intended to prevent me from seeking or accepting employment with any other financial services institution, bank, trust company, brokerage firm, or other competing entity after the termination of my employment with the Company, so long as such employment does not violate the restrictions of this Section B.

C.	Work Product:

1.

Any work product, inventions, methods, processes, software, procedures, improvements, property, data, documentation, information or materials that are prepared, conceived, discovered, reduced to practice, developed or created by me, either jointly or severally, during, in connection with, for the purpose of, related to, or as a result of any work I performed for the Company, the business of the Company, or the Company’s actual or demonstrably anticipated research or

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development (the “Work Product”) shall be owned exclusively and perpetually by the Company. I agree to disclose promptly all Work Product to the Company. I hereby unconditionally and irrevocably transfer and assign to the Company all right, title and interest (including all patent, copyright, trade secret and any other intellectual property rights) that I currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. I acknowledge that all Work Product that may be copyrighted shall be deemed, to the extent permitted by law, “works made for hire” as defined in the U.S. Copyright Act, 17 U.S.C.A. §101 et seq., I agree to waive all rights (including “moral rights”) in all Work Product, and I further agree to and hereby assign to the Company all of my right, title and interest (including copyright) in the Work Product. Nothing in this Agreement shall be construed to grant the Company any interest in materials that I prepared, conceived, discovered, reduced to practice, developed and created entirely on my own time and for which no equipment, supplies, facilities, resources, or trade secret information of the Company was used, unless those materials relate to the Company’s business (including the Company’s actual or demonstrably anticipated research or development) or result from any work that I performed for the Company.

2.	To the extent that any document or other filing can be prepared or filed in order to perfect, evidence or register any transfer as referenced in paragraph C.1 above, then I will, at the cost of the Company, sign and otherwise assist with any such document or filing (and any steps related thereto) as the Company considers desirable.

D.	Definitions: For purposes of this Agreement:

1.	“Company” means The Northern Trust Company, its successors, and any and all subsidiaries or other affiliates (or any of their successors) as to which I perform services, or have access to Confidential Information, during my employment. For purposes of this Agreement, the term “affiliate” means any entity that owns or controls, is owned or controlled by, or that is owned or under common control with The Northern Trust Company.

2.	“Competitive Service or Product” means any service or product that satisfies both of the following criteria: (a) is the same or substantially similar to or competitive with any service or product that the Company provided to its clients during my employment by the Company, and (b) is one as to which I had active involvement or access to Confidential Information during my employment by the Company.

3.

“Client” means any person or entity to which the Company provided Competitive Services or Products, and with which I had contact or about which I had access to Confidential Information, during the last twenty-four (24) months of my employment. “Prospective Client” means any person or entity to which the Company provided, or from which the Company received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) for the Company to provide Competitive Services or Products and with

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which I had contact, or about which I had access to Confidential Information, and with whom the Company has been engaged in negotiations, during the last twelve (12) months of my employment. “Client” shall not include any person or entity that acted only as a referral source for the Company during the last twelve (12) months of my employment.

4.	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Company’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client to: (a) surrender, redeem or terminate a product, service or relationship with the Company; (b) obtain any Competitive Service or Product from me or any third party; or (c) transfer a product, service or relationship from the Company to me or any third party.

5.	“Confidential Information” means all information regarding the clients of the Company, or regarding the current or planned business of the Company, which has not been made generally known to the public by authorized representatives of the Company, whether created or supplied to me by the Company or compiled by me in the course of my duties for the Company, including but not limited to: (a) client information, such as client lists (in any form) and other non-public personal, business, financial, or other information regarding the clients or prospective clients of the Company, such as the identities of clients and prospective clients (including names, addresses, phone numbers, email addresses, and social security numbers or other government-issued identification numbers), information regarding clients’ accounts, their borrowings, their financial needs, their current or proposed transactions, their investment preferences and/or history, contract terms, client files, all internal analyses of clients and/or their accounts or investments, and all other information regarding clients that the client or applicable law designates as private or confidential; (b) financial information, such as financial plans, reports, and forecasts; earnings figures; and profitability information; (c) corporate strategies, and business, marketing and/or strategic plans; (d) business procedures and methods, computer data, software, and systems designs of the Company; (e) all personnel files and information and any lists of employees, vendors, or independent contractors of the Company; and (f) all information for which the Company has a legal or contractual obligation to treat as confidential. Confidential Information does not include information that has become available to the public generally (other than as a result of any breach by me of any obligation owed by me to the Company).

6.	“Restricted Person” means any person who provided services to the Company (whether as an employee, agent, independent contractor, or otherwise) within the last six (6) months of my employment with the Company, and with whom I had business-related contact, about whom I had access to confidential personnel information, or for whom I had direct or indirect supervisory responsibility, during my employment with the Company.

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E.	Notice and Other Agreements:

1.	If for any reason I decide to voluntarily resign from the Company, I acknowledge that the Company requests that I provide at least ten (10) business days’ (two (2) weeks’) written notice of my intention to leave, the date I want to leave, and (as soon as I know it) the name of my next employer, with a description of what my expected position will be. I agree that the Company may contact my new employer regarding my obligations under this Agreement. The Company may, in its sole discretion, remove me from my assigned duties, assign me to other duties, or require me to remain away from its offices, during all or any part of the notice period. Also, the Company may, in its sole discretion, waive all or any part of the applicable notice period and consider my termination effective on any such earlier date as it may determine. This Agreement does not constitute a commitment for any definite period of employment and my employment at all times is and will continue to be for an unspecified duration and constitutes “at will” employment, unless stated otherwise in a written agreement signed by an Executive Vice President or above.

2.	I recognize that the restrictions set forth in this Agreement are reasonable in scope, including as to time, geography, and the nature of the activities they prohibit, and that they are necessary in order to protect the legitimate interests of the Company. I further recognize that the Company will suffer immediate and irreparable harm as the result of any breach of such restrictions and that monetary damages will not be adequate to compensate the Company for such breach. I understand that the Company may seek injunctive relief, in addition to monetary damages, to enforce those restrictions. In the event that the Company shall successfully enforce any part of this Agreement through legal proceedings, I agree to pay the Company all costs and attorneys’ fees reasonably incurred by it in that endeavor. In the event that I am found to have breached any of the restrictions in this Agreement, the twelve (12) month time period provided for shall be deemed tolled (i.e., it will not run) for so long as I was in violation of that restriction.

3.	If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall be limited, modified and construed in accordance with applicable law as it then shall appear, and if such modification does not or cannot occur, then the provision in question shall be severed, this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, and the remainder of this Agreement shall be enforceable and binding upon the parties.

4.	I understand and acknowledge that if I transfer positions or locations between or among Northern Trust Corporation subsidiaries or affiliates, I may be required to sign another, substantially similar Non-Solicitation and Confidentiality Agreement. I agree that the Company may assign this Agreement, and I hereby consent to such assignment and to the enforcement of this Agreement by the Company’s successors and assigns. This Agreement and the rights and obligations of the Company and I hereto shall bind and inure to the benefit of any successor or successors of the Company, but neither this Agreement nor any rights or benefits hereunder may be assigned by me.

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5.	This Agreement is intended to supersede the provisions of any employment agreement or other agreement that I may have previously entered into with the Company regarding the subject matters described in this Agreement, but this Agreement will not supersede the terms and conditions of any agreement pertaining to any equity award that I may previously have received.

My signature below or my electronic acknowledgment indicates my agreement to the above terms. I hereby acknowledge that I have read, understood, accept, and agree to the above terms.

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